                                  EXHIBIT 99.3

                              [GRANT THORNTON LLP]

      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON MANAGEMENT'S ASSERTION ON
          COMPLIANCE WITH MINIMUM SERVICING STANDARDS SET FORTH IN THE
                     UNIFORM SINGLE ATTESTATION PROGRAM FOR
                                MORTGAGE BANKERS

Board of Directors
Countrywide Credit Industries, Inc.

We have examined management's assertion about Countrywide Credit Industries, Inc. and Subsidiaries (which includes its wholly-owned subsidiary, Countrywide Home Loans, inc.) ("the Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended February 29, 2000, included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that Countrywide Credit Industries, Inc. and Subsidiaries (which includes its wholly-owned subsidiary Countrywide Home Loans, Inc.) complied with the aforementioned minimum servicing standards as of and for the year ended February 29, 2000 is fairly stated, in all material respects.

/s/ Grant Thornton LLP

Los Angeles, California
March 24, 2000

                            [COUNTRYWIDE LETTERHEAD]

March 24, 2000

Grant Thornton LLP
1000 Wilshire Boulevard, Suite 700
Los Angeles, CA  90017

Gentlemen:

As of and during the year ended February 29, 2000, Countrywide Credit Industries, Inc. and Subsidiaries (which includes its wholly-owned subsidiary Countrywide Home Loans, Inc.) ("the Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and during the same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $30,000,000.

/s/ Carlos M. Garcia
---------------------------
Carlos M. Garcia
Managing Director-Finance
Chief Financial Officer and
Chief Accounting Officer